EMPLOYMENT AGREEMENT

by and between

U.S.B. HOLDING CO., INC.
UNION STATE BANK

and

RAYMOND J. CROTTY

Made and Entered Into As of

July 25, 2007

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of July 25, 2007 by and between U.S.B. HOLDING CO., INC., a publicly held business corporation organized and operating under the laws of the State of Delaware (the "Company") and Union State Bank (the "Bank"), both having an office at 100 Dutch Hill Road, Orangeburg, New York 10962 and RAYMOND J. CROTTY, an individual residing at 16 Crystal Hill Drive, Pomona, New York 10970 ("Mr. Crotty").

WITNESSETH:

WHEREAS, Mr. Crotty currently serves the Company and the Bank in the capacity of President, Chief Operating Officer, and Secretary; and

WHEREAS, the Company and the Bank desire to assure for themselves the continued availability of Mr. Crotty's services and the ability of Mr. Crotty to perform such services; and

WHEREAS, Mr. Crotty is willing to continue to serve the Company and the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Bank and Mr. Crotty hereby agree as follows:

Section 1. Employment

The Company and the Bank agree to continue to employ Mr. Crotty in the capacities stated above, and Mr. Crotty hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 ("Employment Period"). The Employment Period shall be for a term of three years beginning on the date of this Agreement and ending on the third anniversary date of this Agreement (an "Anniversary Date"), plus such extensions, if any, as are provided for in this Agreement or otherwise agreed to by the Boards of Directors of the Company and the Bank (collectively, the "Boards").

(b) Nothing in this Agreement shall be deemed to prohibit the Company and/or the Bank at any time from terminating Mr. Crotty's employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company and the Bank and Mr. Crotty in the event of any such termination shall be determined under this Agreement.

Section 3. ***Duties***

Mr. Crotty shall serve as President, Chief Operating Officer, and Secretary of the Company and the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Company or the Bank and as are customarily associated with such position. Mr. Crotty shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and the Bank and shall use his best efforts to advance the interests of the Company and the Bank.

Section 4. ***Cash Compensation***

In consideration for the services to be rendered by Mr. Crotty hereunder, the Company and the Bank shall together pay to him a salary at an initial annual rate of THREE HUNDRED TWENTY FIVE THOUSAND DOLLARS ($325,000), payable in approximately equal installments in accordance with the Company's and Bank's customary payroll practices for senior officers. On each Anniversary Date occurring during the Employment Period, Mr. Crotty's annual rate of salary shall be reviewed and increased as determined by the Chairman of the Board and Chief Executive Officer of the Company and/or the Bank.. In addition to salary, Mr. Crotty may receive other cash compensation from the Company or the Bank for services hereunder at such times, in such amounts and on such terms and conditions as determined by the Chairman of the Board and Chief Executive Officer of the Company and/or the Bank from time to time.

The Company and the Bank agree to pay to Mr. Crotty a minimum annual bonus of 1.25 percent, or a percent as otherwise provided on mutual agreement between the parties, to be computed based upon the net profits realized by the consolidated earnings of the Company and the Bank and their affiliates in accordance with the Executive Compensation Plan which has been adopted by the Board and paid not later than March 15th of the following year.

Mr. Crotty shall be granted stock options by the Company of no less than 53,389 shares each year during the term of this Agreement under the Company's Employee Stock Option Plans as may be established by the Company, such stock options to be adjusted for stock dividends and stock splits after the date of this Agreement by the Company during the term of this Agreement. Upon the exercise of options with existing owned stock, additional options to purchase stock will be issued to Mr. Crotty in an amount equivalent to such Company stock utilized in the exercise. In addition, if Mr. Crotty sells existing owned stock or stock acquired as a result of such exercise of options to pay income taxes as a result of the exercise of options or sells stock acquired upon exercise of options ("cashless exercise"), Mr. Crotty shall be awarded new options to purchase Company stock equivalent to the number of shares of Company stock sold under the circumstances described in this sentence.

The foregoing salary shall be in addition to the monthly Board fees presently paid to Mr. Crotty or as hereafter provided by the Boards or any Board of Directors of an affiliate of the Company or the Bank.

Mr. Crotty, at his option, shall be allowed to defer any portion of his cash compensation in accordance with any plan approved by the Company or the Bank.

Section 5. Insurance

If Mr. Crotty should become disabled during the term of this Agreement, the Company and the Bank will compensate Mr. Crotty for the difference between any disability insurance, the premiums for which are paid by the Company and the Bank, and Mr. Crotty's full salary for the balance of the term of this Agreement and thereafter for a period of six months after the termination of this Agreement. Such payments shall be made monthly in arrears. Full fringe benefits will continue through the earlier of (i) the balance of the term of this Agreement or (ii) the period of Mr. Crotty's disability.

In accordance with the foregoing, the Company and/or the Bank will maintain and pay the premiums for the following life insurance policy on the life of Mr. Crotty: Universal Life Policy No. 001224102 of Security Mutual Life Insurance Company in the amount of $1,000,000. The beneficiaries under the foregoing policy of insurance shall be designated by Mr. Crotty.

Section 6. Employee Benefit Plans and Programs

During the Employment Period, Mr. Crotty shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company or the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs which are consistent with the Company's and the Bank's customary practices.

Section 7. Indemnification and Insurance

(a) During the Employment Period and for a period of six (6) years thereafter, the Company or the Bank shall cause Mr. Crotty to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or service in other capacities at the request of the Company or the Bank. The coverage provided to Mr. Crotty pursuant to this Section 7 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and the Bank.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company and the Bank shall indemnify

Mr. Crotty against and hold him harmless from any costs, liabilities, losses and expenses to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company, the Bank or any subsidiary or affiliate thereof.

Section 8. ***Outside Activities***

Mr. Crotty may serve as a member of a board of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Chairman of the Board and Chief Executive Officer of the Company and/or the Bank, which approval shall not be unreasonably withheld; provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. Mr. Crotty may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and/or Bank and generally applicable to all similarly situated executives. Mr. Crotty may also serve as an officer or director of any subsidiary of the Company or the Bank. If Mr. Crotty is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Company or the Bank, he shall continue to perform services for the Company and the Bank in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Company and the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

Section 9. ***Working Facilities and Expenses***

Mr. Crotty's principal place of employment shall be at the Company's and the Bank's executive offices at the address first above written, or at such other location at which the Company or the Bank shall maintain its principal executive offices, or at such other location as the Company and the Bank and Mr. Crotty may mutually agree upon. The Company or the Bank shall provide Mr. Crotty at his principal place of employment with a private office, secretarial services, an automobile, and other support services and facilities suitable to his position with the Company and the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company or the Bank shall provide to Mr. Crotty for his exclusive use an automobile owned or leased by the Company or the Bank appropriate to his position, to be used in the performance of his duties hereunder, including commuting to and from his personal residence. The Company or the Bank shall reimburse Mr. Crotty for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, fees for memberships in such clubs and organizations as Mr. Crotty and the Company or the Bank shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Company or the Bank of an itemized account of such expenses in such form as the Company or the Bank may reasonably require.

The Company and the Bank shall specifically pay the annual membership fees of one Country Club membership for Mr. Crotty.

Section 10. ***Vacation***

Mr. Crotty shall be entitled annually to vacation time of five (5) weeks in total and two (2) personal days, or any additional vacation and personal time agreed to by the parties or permitted by Company or Bank policy.

Section 11. ***Termination of Employment with Severance Benefits***

(a) Mr. Crotty shall be entitled to the severance benefits described herein in the event that his employment with the Company or the Bank terminates during the Employment Period under any of the following circumstances:

(i) Mr. Crotty's voluntary resignation from employment with the Company and the Bank within ninety (90) days following:

(A) the failure of the Boards to appoint or re-appoint or elect or re-elect Mr. Crotty to the office of President, Chief Operating Officer, and Secretary (or a more senior office) of the Company and the Bank;

(B) the failure of the stockholders of the Company or the Bank to elect or re-elect Mr. Crotty as a director of the Boards or the failure of the Boards (or the nominating committee thereof) to nominate Mr. Crotty for such election or re-election;

(C) the expiration of a thirty (30) day period following the date on which Mr. Crotty gives written notice to the Company and/or the Bank of its material failure, whether by amendment of the Company's or the Bank's Organization Certificate or By-laws, action of the Boards or the Company's or the Bank's stockholders or otherwise, to vest in Mr. Crotty the functions, duties, or responsibilities prescribed in Section 3 of this Agreement, unless, during such thirty (30) day period, the Company and/or the Bank cures such failure in a manner determined by Mr. Crotty and the Boards to be satisfactory; or

(D) the expiration of a thirty (30) day period following the date on which Mr. Crotty gives written notice to the Company and/or the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of Mr. Crotty's rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which Mr. Crotty participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Company and/or the Bank cures such failure in a manner determined by Mr. Crotty and the Boards to be satisfactory; or

(ii) Mr. Crotty's death; or

(iii) the termination of Mr. Crotty's employment with the Company or the Bank for any other reason not described in Section 12(a).

(b) Upon the termination of Mr. Crotty's employment with the Company and/or the Bank under circumstances described in Section 11(a) of this Agreement, the Company or the Bank shall pay and provide to Mr. Crotty (or, in the event of his death, to his estate):

(i) his earned but unpaid compensation (including, without limitation, all items which constitute wages under Section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this Section 11(b)) as of the date of the termination of his employment with the Company and the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company's and the Bank's officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical and the insurance provided under Section 5), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 11(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for Mr. Crotty, for the Remaining Unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater, or under substantially equivalent plans), if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Mr. Crotty's termination of employment with the Company or the Bank, it being understood that all health benefits will provided in a manner such that all employer contributions toward insurance coverage and all benefits paid are excludible from the Executive's gross income for federal income tax purposes under section 105 and/or 106 of the Internal Revenue Code of 1986 (or the corresponding provisions of any successor federal tax laws);

(iv) on the fifth (5th) business day following his termination of employment with the Company and/or the Bank, a lump sum payment, in an amount equal to the present value of the salary that Mr. Crotty would have earned if he had continued working for the Company and the Bank for one year at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Mr. Crotty's termination of employment with the Company and the Bank, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986 ("Code") (the "Short Term AFR"), compounded using the compounding period corresponding to the Company's and the Bank's regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

(v) on the fifth (5th) business day following his termination of employment with the Company and/or the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Company and the Bank, if he were 100% vested thereunder and had continued working for the Company and the Bank, during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Mr. Crotty's termination of employment with the Company or the Bank, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Short Term AFR ;

(vi) the payment that would have been made to Mr. Crotty under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company or the Bank, if he had continued working for the Company or the Bank during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

(A) the maximum percentage rate at which an award was ever available to Mr. Crotty under such incentive compensation plan, multiplied by

(B) net income of the Company for the most recent fiscal year which is prior to Mr. Crotty's termination of employment with the Company;

such payments to be made in a lump sum payment in an amount equal to the present value of such payments as if made in accordance with Company's and/or Bank's Executive Bonus Plan, where such present value is to be determined using a discount rate equal to the Short Term AFR, within thirty (30) days following Mr. Crotty's termination of employment;

(vii) on the fifth (5th) business day following termination of employment with the Company and/or the Bank the title to the car then currently provided to Mr. Crotty shall be transferred to Mr. Crotty.

The Company and the Bank and Mr. Crotty hereby stipulate that the damages which may be incurred by Mr. Crotty following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 11(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Mr. Crotty's efforts, if any, to mitigate damages. The Company and the Bank and Mr. Crotty further agree that the Company and the Bank may condition the payments and benefits (if any) due

under Sections 11(b)(iii), (iv), (v), (vi), and (vii) on the receipt of Mr. Crotty's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them; provided that the Bank and the Company request such resignations in writing personally delivered to Mr. Crotty within three (3) business days after termination of employment.

Section 12. __Termination without Additional Company/Bank Liability__

(a) In the event that Mr. Crotty employment with the Company and the Bank shall terminate during the Employment Period on account of:

(i) the discharge of Mr. Crotty for "cause," which, for purposes of this Agreement shall mean: (A) Mr. Crotty intentionally engages in dishonest conduct in connection with his performance of services for the Company or the Bank resulting in his conviction of a felony; (B) Mr. Crotty is convicted of, or pleads guilty or *nolo contendere* to, a felony or any crime involving moral turpitude; (C) Mr. Crotty willfully fails or refuses to perform his duties under this Agreement and fails to cure such breach within sixty (60) days following written notice thereof from the Company or the Bank; (D) Mr. Crotty breaches his fiduciary duties to the Company or the Bank for personal profit; or (E) Mr. Crotty's willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Company or the Bank;

(ii) Mr. Crotty's voluntary resignation from employment with the Company and the Bank for reasons other than those specified in Section 11(a); or

(iii) a determination that Mr. Crotty is eligible for long-term disability benefits under the Company's or Bank's long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Company and the Bank shall have no further obligations under this Agreement, other than the payment to Mr. Crotty (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any (including but not limited to the benefits contemplated by Sections 5 and 7), to which he is entitled as a former employee under the employee benefit plans and programs, compensation plans and programs, and indemnification and insurance plans and programs maintained by, or covering employees of, the Company or the Bank.

(b) For purposes of Section 12(a)(i)(A) or (B), no act or failure to act, on the part of Mr. Crotty, shall be considered "willful" unless it is done, or omitted to be done, by Mr. Crotty in bad faith or without reasonable belief that Mr. Crotty's action or omission was in the best interests of the Company or the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or based upon the written advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by Mr. Crotty in good faith and in the best interests of the Company or the Bank. The cessation

of employment by Mr. Crotty shall not be deemed to be for "cause" within the meaning of Section 12(a)(i) unless and until there shall have been delivered to Mr. Crotty a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Boards at a meeting of the Boards called and held for such purpose (after reasonable notice is provided to Mr. Crotty and Mr. Crotty is given an opportunity, together with counsel, to be heard before the Boards), finding that, in the good faith opinion of the Boards, Mr. Crotty is guilty of the conduct described in Section 12(a)(i) above, and specifying the particulars thereof in detail.

Section 13. ***<u>Termination Upon or Following a Change of Control</u>***

(a) A change of control of the Company or the Bank ("Change of Control") shall be deemed to have occurred upon the happening of any of the following events:

(i) approval by the stockholders of the Company or the Bank of a transaction that would result in the reorganization, merger or consolidation of the Company or the Bank, respectively, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company or the Bank; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company or the Bank;

(ii) the acquisition of all or substantially all of the assets of the Company or the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company or the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company or the Bank of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company or the Bank, or approval by the stockholders of the Company or the Bank of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Company or the Bank do not belong to any of the following groups:

(A) individuals who were members of the board of directors of the Company or the Bank on the date of this Agreement; or

(B) individuals who first became members of the board of directors of the Company or the Bank after the date of this Agreement either:

(I) upon election to serve as a member of the board of directors of the Company or the Bank by affirmative vote of three-quarters of the members of such board, in office at the time of such first election; or

(II) upon election by the stockholders to serve as a member of the board of directors of the Company or the Bank, but only if nominated for election by affirmative vote of three-quarters of the members of the board of directors of the Company or the Bank, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Company or the Bank.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 13(a), the term "person" shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) In the event of a Change of Control, Mr. Crotty shall be entitled to the payments and benefits contemplated by Section 11(b), provided, however, that with respect to any such benefits or payments to be made thereunder, the benefits or payments contemplated by Section 11(b) will be calculated as if the remaining Unexpired Employment Period and the salary multiple in Section 11(b)(iv) are each equal to three years in the event of his termination of employment with the Company or the Bank under any of the circumstances described in Section 11(a) of this Agreement or under any of the following circumstances:

(i) resignation, voluntary or otherwise, by Mr. Crotty at any time during the Employment Period following his demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of his package of compensation and benefits;

(ii) resignation, voluntary or otherwise, by Mr. Crotty at any time during the Employment Period following any relocation of his principal place of employment or any change in working conditions at such principal place of employment which Mr. Crotty, in

his reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;

(iii) resignation, voluntary or otherwise, by Mr. Crotty at any time during the Employment Period following the failure of any successor to the Company or the Bank in the Change of Control to include Mr. Crotty in any compensation or benefit program maintained by it or covering any of its executive officers, unless Mr. Crotty is already covered by a substantially similar plan of the Company which is at least as favorable to him; or

(iv) resignation, voluntary or otherwise, for any other reason whatsoever following the effective date of the Change of Control.

Section 14. Tax Indemnification

(a) If Mr. Crotty's employment terminates under circumstances entitling him (or in the event of his death, his estate) to the payments or benefits under Section 11(b), the Company or the Bank shall pay to Mr. Crotty (or in the event of his death, his estate) an additional amount intended to indemnify him against the financial effects of the excise tax imposed on excess parachute payments under section 280G and 4999 of the Code (the "Tax Indemnity Payment"). The Tax Indemnity Payment shall be determined under the following formula:

$$X = \frac{E \times P}{1 - [(FI \times (1 - SLI)) + SLI + E + M]}$$

where

E = the rate at which the excise tax is assessed under Section 4999 of the Code;

P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 14;

FI = the highest marginal rate of income tax applicable to Mr. Crotty under the Code for the taxable year in question;

SLI = the sum of the highest marginal rates of income tax applicable to Mr. Crotty under all applicable state and local laws for the taxable year in question; and

M = the highest marginal rate of Medicare tax applicable to Mr. Crotty under the Code for the taxable year in question.

Such computation shall be made at the expense of the Company or the Bank by an attorney or a firm of independent certified public accountants selected by Mr. Crotty and reasonably satisfactory to the Company (the "Tax Advisor") and shall be based on the following assumptions: (i) that a change in ownership, a change in effective ownership or control, or a change in the ownership of a substantial portion of the assets, of the Bank or the Company has

occurred within the meaning of section 280G of the Code (a "280G Change of Control"); (ii) that all direct or indirect payments made to or benefits conferred upon Mr. Crotty on account of his termination of employment are "parachute payments" within the meaning of section 280G of the Code; and (iii) that no portion of such payments is reasonable compensation for services rendered prior to Mr. Crotty's termination of employment.

(b) With respect to any payment that is presumed to be a parachute payment for purposes of section 280G of the Code, the Tax Indemnity Payment shall be made to Mr. Crotty on the earlier of the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax or the date the tax is required to be paid by Mr. Crotty (and, in any event, no later than the last day of the calendar year following the calendar year in which the liability for the excise tax arises), unless, prior to such date, the Company or the Bank delivers to Mr. Crotty the written opinion, in form and substance reasonably satisfactory to him, of the Tax Advisor or of an attorney or firm of independent certified public accountants selected by the Company or the Bank and reasonably satisfactory to Mr. Crotty, to the effect that Mr. Crotty has a reasonable basis on which to conclude that (i) no 280G Change in Control has occurred, or (ii) all or part of the payment or benefit in question is not a parachute payment for purposes of section 280G of the Code, or (iii) all or a part of such payment or benefit constitutes reasonable compensation for services rendered prior to the 280G Change of Control, or (iv) for some other reason which shall be set forth in detail in such letter, no excise tax is due under section 4999 of the Code with respect to such payment or benefit (the "Opinion Letter"). If the Company or the Bank delivers an Opinion Letter, the Tax Advisor shall recompute, and the Company or the Bank shall make, the Tax Indemnity Payment in reliance on the information contained in the Opinion Letter.

(c) In the event that Mr. Crotty's liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount with respect to which the Tax Indemnity Payment is made, Mr. Crotty or the Company or the Bank, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under section 14(b), when increased by the amount of the payment made by the Company or the Bank under this section 14(c) or decreased by the amount of the payment made by Mr. Crotty under this section 14(c), equals the amount that should have properly been paid to Mr. Crotty under section 14(a). The interest paid to the Company under this section 14(c) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. The payment made to Mr. Crotty shall include such amount of interest as is necessary to satisfy any interest assessment made by the Internal Revenue Service and an additional amount equal to any monetary penalties assessed by the Internal Revenue Service on account of an underpayment of the excise tax. To confirm that the proper amount, if any, was paid to Mr. Crotty under this section 14, Mr. Crotty shall furnish to the Company or the Bank a copy of each tax return which reflects a liability for an excise tax, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service. Nothing in this Agreement shall give the Company or the Bank any right to control or otherwise participate in any action, suit or proceeding to which Mr. Crotty is a party as a result of positions taken on his federal income tax return with respect to his liability for excise taxes under section 4999 of the Code.

Section 15. ***Confidentiality***

Unless he obtains the prior written consent of the Company or the Bank, Mr. Crotty shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or the Bank or any entity which is a subsidiary of the Company or the Bank or of which the Company is a subsidiary, any material document or information obtained from the Company or the Bank, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 15 shall prevent Mr. Crotty, with or without the Company's or Bank's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 16. ***No Effect on Employee Benefit Plans or Programs***

The termination of Mr. Crotty's employment during the term of this Agreement or thereafter, whether by the Company or the Bank or by Mr. Crotty, shall have no effect on the rights and obligations of the parties hereto under the Company's or Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time.

Section 17. ***Successors and Assigns***

This Agreement will inure to the benefit of and be binding upon Mr. Crotty, his legal representatives and testate or intestate distributees, and the Company and the Bank, and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred. Failure of the Company and the Bank to obtain from any successor its express written assumption of the Company's and the Bank's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 18. ***Notices***

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested,

addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Mr. Crotty:

Mr. Raymond J. Crotty
16 Crystal Hill Drive
Pomona, New York 10970

If to the Company or the Bank:

U.S.B. Holding Co., Inc.
Union State Bank
100 Dutch Hill Road
Orangeburg, New York 10962
Attention: Chief Executive Officer

Section 19. ***Severability***

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 20. ***Waiver***

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 21. ***Counterparts***

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 22. ***Governing Law***

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 23. ***Headings and Construction***

The headings of sections in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 24. ***Entire Agreement; Modifications***

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 25. ***Non-duplication***

In the event that Mr. Crotty performs services for the Company, the Bank or an other direct or indirect subsidiary of the Company or the Bank, any compensation or benefits provided to Mr. Crotty by such other employer shall be applied to offset the obligations of the Company and the Bank hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Mr. Crotty for all services to the Company, the Bank, and all of its direct or indirect subsidiaries.

Section 26 ***Compliance with Code Section 409A.***

The Company, the Bank and Mr. Crotty acknowledge that each of the payments and benefits promised under this Agreement must either comply with the requirements of Section 409A of the Internal Revenue Code ("Section 409A") and the regulations thereunder or qualify for an exception from compliance. In the case of payments and benefits that are not exempt from Section 409A, payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the earliest date on which Mr. Crotty experiences a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if Mr. Crotty is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following his separation from service. The amount required to be deferred shall be deposited in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by Mr. Crotty with the approval of the Company (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Executive (which approval shall not be unreasonably withheld or delayed) (the "Rabbi Trust") for investment pending distribution to the Mr. Crotty; the payments due to the executive shall be increased to reflect the investment earnings of the Rabbi Trust. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for you the present value of the payments and benefits hereunder.

In Witness Whereof, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers and Mr. Crotty has hereunto set his hand, all as of the day and year first above written.

____
RAYMOND J. CROTTY

ATTEST:

By______________________
Assistant Secretary

U.S.B. HOLDING CO., INC.

By______________________
Name: Thomas E. Hales
Title: Chairman and C.E.O.

By______________________
Assistant Secretary

UNION STATE BANK

By______________________
Name: Thomas E. Hales
Title: Chairman and C.E.O.